PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED SEPTEMBER 25, 1998)

                                  $350,000,000

                                     [LOGO]

                        UNION OIL COMPANY OF CALIFORNIA

                           7 1/2% DEBENTURES DUE 2029

       PAYMENT OF PRINCIPAL, INTEREST AND PREMIUM, IF ANY, GUARANTEED BY
                               UNOCAL CORPORATION
                                   ----------

                   INTEREST PAYABLE FEBRUARY 15 AND AUGUST 15
                            ------------------------

 WE MAY, AT ANY TIME, REDEEM ANY OR ALL OF THE DEBENTURES, IN WHOLE OR IN PART,
                   AT THE REDEMPTION PRICE DESCRIBED HEREIN.
                            ------------------------

THE DEBENTURES WILL RANK EQUALLY WITH THE OTHER UNSECURED SENIOR INDEBTEDNESS OF
  UNION OIL COMPANY OF CALIFORNIA. THE DEBENTURES WILL BE GUARANTEED BY UNOCAL
                                  CORPORATION.
                            ------------------------

                   PRICE 98.477% AND ACCRUED INTEREST, IF ANY
                            ------------------------

                                                             UNDERWRITING
                                PRICE TO                    DISCOUNTS AND                   PROCEEDS TO
                                 PUBLIC                      COMMISSIONS                      COMPANY
                       ---------------------------  ------------------------------  ---------------------------
PER DEBENTURE........            98.477%                        .875%                         97.602%
TOTAL................         $344,669,500                    $3,062,500                   $341,607,000

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS ARE TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

MORGAN STANLEY & CO. INCORPORATED EXPECTS TO DELIVER THE DEBENTURES TO PURCHASERS ON FEBRUARY 18, 1999.
                            ------------------------

MORGAN STANLEY DEAN WITTER                                  GOLDMAN, SACHS & CO.

      CREDIT SUISSE FIRST BOSTON

             J.P. MORGAN & CO.

                    NATIONSBANC MONTGOMERY SECURITIES LLC

                          SALOMON SMITH BARNEY

FEBRUARY 12, 1999

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE ARE OFFERING TO SELL THE DEBENTURES AND SEEKING OFFERS TO BUY THE DEBENTURES ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS ACCURATE ONLY AS OF THE DATES OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS OR ANY SALE OF THE DEBENTURES.

                            ------------------------

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
                                           PROSPECTUS SUPPLEMENT

Description of the Debentures..............................................................................        S-3
Capitalization.............................................................................................        S-7
Selected Consolidated Financial Information................................................................        S-8
Underwriters...............................................................................................        S-9

                                                PROSPECTUS

Available Information......................................................................................          2
Incorporation of Certain Documents by Reference............................................................          2
Use of Proceeds............................................................................................          3
The Company and Unocal.....................................................................................          3
Historical Condensed Consolidated Selected Financial Information...........................................          4
Description of the Debt Securities.........................................................................          5
Description of the Preferred Stock.........................................................................         18
Description of the Common Stock............................................................................         21
Description of the Warrants................................................................................         23
Limitations on the Issuance of Bearer Securities...........................................................         24
Plan of Distribution.......................................................................................         25
Experts....................................................................................................         26
Legal Matters..............................................................................................         26

                         DESCRIPTION OF THE DEBENTURES

    IN THIS PROSPECTUS SUPPLEMENT, THE WORDS "COMPANY," "WE," "OUR," "OURS," AND "US" REFER TO UNION OIL COMPANY OF CALIFORNIA, A CALIFORNIA CORPORATION, AND A WHOLLY OWNED SUBSIDIARY OF UNOCAL CORPORATION, A DELAWARE CORPORATION ("UNOCAL"), UNLESS OTHERWISE STATED, OR THE CONTEXT OTHERWISE REQUIRES.

    THE FOLLOWING DESCRIPTION OF THE PARTICULAR TERMS OF THE DEBENTURES (REFERRED TO IN THE ACCOMPANYING PROSPECTUS AS THE "OFFERED DEBT SECURITIES") SUPPLEMENTS AND, TO THE EXTENT INCONSISTENT THEREWITH, REPLACES, THE DESCRIPTION OF THE GENERAL TERMS AND PROVISIONS OF THE OFFERED DEBT SECURITIES IN THE ACCOMPANYING PROSPECTUS. THE FOLLOWING SUMMARY OF THE DEBENTURES IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE SENIOR INDENTURE REFERRED TO IN THE ACCOMPANYING PROSPECTUS. CAPITALIZED TERMS USED AND NOT OTHERWISE DEFINED IN THE FOLLOWING DISCUSSION OR IN THE ACCOMPANYING PROSPECTUS HAVE THE MEANINGS GIVEN TO THEM IN THE SENIOR INDENTURE. PLEASE REFER TO THE ACCOMPANYING PROSPECTUS FOR A DETAILED SUMMARY OF ADDITIONAL PROVISIONS OF THE DEBENTURES AND THE SENIOR INDENTURE UNDER WHICH THE DEBENTURES WILL BE ISSUED.

GENERAL

    The debentures offered by this prospectus supplement constitute a series of senior debt securities under the Senior Indenture described in the accompanying prospectus limited in aggregate principal amount to $350,000,000.

    The debentures will mature on February 15, 2029 (the "Maturity Date"). The debentures will bear interest at the rate shown in their title on the cover page of this prospectus supplement from February 18, 1999 or from the most recent interest payment date to which interest has been paid or provided for, payable semi-annually on February 15 and August 15 of each year (each, an "Interest Payment Date"), commencing August 15, 1999, to the persons in whose names the debentures are registered at the close of business on the February 1 or August 1, as the case may be, next preceding such Interest Payment Date. The debentures are not entitled to the benefit of any sinking fund. The debentures will be sold in denominations of $1,000 and integral multiples of $1,000.

    Unocal will unconditionally guarantee the debentures as to the payment of principal, interest and premium, if any. References to payments of principal in this prospectus supplement shall include payments of premium, if any.

    The covenant provisions of the Senior Indenture described under the caption "Description of the Debt Securities--Certain Covenants of Unocal" in the accompanying prospectus will apply to the debentures. The defeasance and covenant defeasance provisions of the Senior Indenture described under the caption "Description of the Debt Securities--Defeasance" in the accompanying prospectus will apply to the debentures.

REDEMPTION AT THE OPTION OF THE COMPANY

    The debentures will be redeemable, in whole or in part, at any time ("Redemption Date"), and at our option, at a redemption price equal to the greater of:

    - 100% of the principal amount of the debentures to be redeemed; or

    - the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including interest accrued to such Redemption Date) discounted to such Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points;

plus, accrued and unpaid interest on the principal amount being redeemed to such Redemption Date (the "Redemption Price"). Installments of interest on debentures that are due and payable on an Interest Payment Date falling on or prior to the relevant Redemption Date shall be payable to the holders of such debentures who are registered as holders at the close of business on the relevant Regular Record Date according to the terms of the debentures and the provisions of the Senior Indenture.

    "Treasury Rate" means with respect to the Redemption Date for the debentures:

    - the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Maturity Date, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month); or

    - if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

    The Treasury Rate shall be calculated on the third Business Day preceding the Redemption Date.

    "Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the debentures to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the debentures.

    "Independent Investment Banker" means Morgan Stanley & Co. Incorporated or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Senior Trustee after consultation with us.

    "Comparable Treasury Price" means, with respect to any Redemption Date.

    - the average of four Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or

    - if the Senior Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

    "Reference Treasury Dealer" means:

    - each of Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc., NationsBanc Montgomery Securities LLC and Salomon Smith Barney Inc., and their respective successors; provided that if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute another Primary Treasury Dealer; and

    - any other Primary Treasury Dealer selected by us.

    "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Senior Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Senior Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

    We will mail notice of any redemption at least 30 days but not more than 60 days before any Redemption Date to each holder of debentures to be redeemed. If we elect to partially redeem the debentures, the Senior Trustee will select, in a fair and appropriate manner, the debentures to be redeemed.

    Unless we default in payment of the Redemption Price, on and after any Redemption Date, interest will cease to accrue on the debentures or portions thereof called for redemption.

BOOK-ENTRY SYSTEM

    Upon issuance, the debentures will be represented by one or more global securities registered in the name of Cede & Co., the nominee of The Depository Trust Company, New York, New York (the "Depositary" or "DTC").

    The Depositary has advised us that the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act of 1934, as amended. The Depositary holds securities that its participants deposit with the Depositary. The Depositary also facilitates the settlement of securities transactions, such as transfers and pledges, among its participants through electronic book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly. The rules applicable to the Depositary and its participants are on file with the Securities and Exchange Commission.

    Purchases of the debentures under the Depositary's system must be made by or through direct participants, which will receive a credit for the debentures on the Depositary's records. The beneficial ownership interest of each debenture is in turn to be recorded on the direct and indirect participants' respective records. Beneficial owners will not receive written confirmation from the Depositary of their purchases, but beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners entered into the transactions. Transfers of ownership interests in the debentures are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in debentures except in the event that use of the book-entry system for the debentures is discontinued.

    To facilitate subsequent transfers, all debentures deposited with the Depositary by participants in the Depositary will be registered in the name of Cede & Co. The deposit of the debentures with the Depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual beneficial owners of the debentures; the Depositary's records reflect only the identity of the direct participants to whose accounts such debentures are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Payments of principal and interest on the debentures will be made to Cede & Co. The Depositary's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on that payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities for the accounts of customers in bearer form or registered in "street-name," and will be the responsibility of each participant and not of the Depositary, the underwriters, Unocal or us, subject to any statutory or regulatory requirements as may be in effect from time to time. We are responsible for payment of principal and interest to Cede & Co. Disbursements of such payments to direct participants is the responsibility of the Depositary, and disbursement of such payments to the beneficial owners of the debentures is the responsibility of direct and indirect participants in the Depositary.

    Conveyance of notices and other communications by the Depositary to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    So long as Cede & Co. is the registered owner of the global securities, Cede & Co. will be considered the sole owner or holder of the debentures represented by the global securities for the purposes of receiving payment on the debentures, receiving notices and for all other purposes under the Senior Indenture and the debentures. Except as provided herein, owners of beneficial interests in the global securities will not be entitled to and will not be considered the holders of the global securities for any purposes under the Senior Indenture. Therefore, each person owning a beneficial interest in the global securities must rely on the procedures of the Depositary, and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder of the debentures under the Senior Indenture. Neither the Depositary nor Cede & Co. will consent or vote with respect to the debentures. Under its usual procedures, the Depositary mails an omnibus proxy to us as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those participants to whose accounts the debentures are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

    The Depositary may discontinue providing its services as securities depository with respect to the debentures at any time by giving reasonable notice to us. Under such circumstances and in the event that a successor securities depository is not obtained, certificates for the debentures are required to be printed and delivered. In addition, we may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor securities depository). In that event, certificates will be printed and delivered.

    Neither we nor Unocal will have any responsibility or obligation to participants in the Depositary or the persons for whom they act as nominees with respect to the accuracy of the records of the Depositary, its nominee or any direct or indirect participant with respect to any ownership interest in the debentures, or with respect to payments to or providing of notice for the direct participants, the indirect participants or the beneficial owners of the debentures.

    The information contained in this prospectus supplement under the caption "Description of the Debentures--Book-Entry System" concerning the Depositary and the Depositary's book-entry system has been obtained from sources that we believe to be reliable. Neither we, Unocal nor the Senior Trustee, the underwriters, dealers or agents take responsibility for the accuracy or completeness thereof.

SENIOR TRUSTEE

    The Senior Trustee under the Senior Indenture is Chase Manhattan Bank and Trust Company, National Association. The Chase Manhattan Bank, an indirect affiliate of the Senior Trustee, is the administrator of the Unocal Dividend Reinvestment and Common Stock Purchase Plan, with certain services performed by ChaseMellon Shareholder Services, L.L.C., also an indirect affiliate of the Senior Trustee. See "Description of the Debt Securities--The Trustees" in the accompanying prospectus for other relationships we and Unocal have with those companies.

                                 CAPITALIZATION

    The following table sets forth Unocal's consolidated capitalization as of December 31, 1998, and as adjusted to give effect to the issuance and sale of the debentures and the application of the net proceeds from such sale to retire a portion of our outstanding long-term debt as it matures. Prior to such use, the net proceeds will be invested in short-term securities and used for general corporate purposes. You should read this table in conjunction with the selected consolidated financial information presented on the following page, as well as with Unocal's consolidated financial statements and related notes and management's discussion and analysis of financial condition and results of operations, which are incorporated by reference into the accompanying prospectus.

                                                                          DECEMBER 31, 1998
                                                                        ----------------------
                                                                         ACTUAL    AS ADJUSTED
                                                                        ---------  -----------
                                                                          (DOLLAR AMOUNTS IN
                                                                              MILLIONS)
                                                                                   (UNAUDITED)
Debt:
  Current portion of long-term debt and capital lease obligations.....  $      --   $      --
  Long-term debt and capital lease obligations........................      2,558       2,217
  Debentures offered hereby...........................................         --         350
                                                                        ---------  -----------
    Total debt........................................................      2,558       2,567

Company-obligated mandatorily redeemable convertible preferred securities of a subsidiary trust holding solely 6 1/4% convertible
  junior subordinated debentures of Unocal............................        522         522

Stockholders' Equity:
  Common stock, $1 par value; Authorized--750,000,000 shares;
    Outstanding--241,378,280 shares...................................        252         252
  Capital in excess of par value......................................        460         460
  Unearned portion of restricted stock issued.........................        (24)        (24)
  Retained earnings...................................................      1,959       1,959
  Accumulated other comprehensive income..............................        (34)        (34)
  Treasury stock--at cost--10,622,778 shares..........................       (411)       (411)
                                                                        ---------  -----------
    Total stockholders' equity........................................      2,202       2,202
                                                                        ---------  -----------
      Total capitalization............................................  $   5,282   $   5,291
                                                                        ---------  -----------
                                                                        ---------  -----------

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

    The selected consolidated financial information below is derived from Unocal's audited consolidated financial statements. You should read the financial information presented below in conjunction with Unocal's consolidated financial statements and related notes and management's discussion and analysis of financial condition and results of operations, which are incorporated by reference into the accompanying prospectus.

                                                                                 YEAR ENDED DECEMBER 31,
                                                                 -------------------------------------------------------
                                                                    1998        1997       1996       1995       1994
                                                                 -----------  ---------  ---------  ---------  ---------
                                                                              (DOLLAR AMOUNTS IN MILLIONS)
REVENUES AND EARNINGS DATA
  Sales and operating revenues(1)..............................   $   5,003   $   5,781  $   5,101  $   4,111  $   4,118
  Other revenues...............................................         476         283        227        278        154
  Total revenues...............................................       5,479       6,064      5,328      4,389      4,272
  Earnings from continuing operations before income taxes......         305         771        758        475        271
  Income taxes.................................................         175         102        302        226        161
  Earnings from continuing operations after income taxes.......         130         669        456        249        110
  Discontinued operations
    Earnings from operations (net of tax)......................          --          --         71         11         14
    Loss on disposal (net of tax)..............................          --         (50)      (491)        --         --
  Earnings (loss) from discontinued operations.................          --         (50)      (420)        11         14
  Extraordinary item
    Early extinguishment of debt (net of tax)..................          --         (38)        --         --         --
  Cumulative effect of accounting change.......................          --          --         --         --       (277)
  Net earnings (loss)..........................................         130         581         36        260       (153)
  Dividends on preferred stock.................................          --          --         18         36         36
  Non-cash charge related to exchange of preferred
    securities.................................................          --          --         54         --         --
    Net earnings (loss) applicable to common stock.............         130         581        (36)       224       (189)
  Depreciation, depletion, and amortization....................         867         962        914        911        811

BALANCE SHEET DATA (AT PERIOD END)
  Current assets...............................................       1,388       1,501      3,228      1,576      1,528
  Current liabilities..........................................       1,376       1,160      1,622      1,316      1,257
  Working capital..............................................          12         341      1,606        260        271
  Total assets(2)..............................................       7,952       7,530      9,123      9,891      9,337
  Long-term debt and capital lease obligations(2)..............       2,558       2,169      2,940      3,698      3,461
  Trust convertible preferred securities.......................         522         522        522         --         --
  Stockholders' equity(3)......................................       2,202       2,314      2,275      2,930      2,815

RATIO OF EARNINGS TO FIXED CHARGES (4)
  Unocal.......................................................         2.1         3.7        3.2        2.2        1.7
  Company......................................................         2.4         4.2        3.3        2.2        1.7

--------------------------

(1) Excludes revenues from discontinued operations.

(2) The reduction in assets in 1997 was due principally to the sale of the West Coast refining, marketing and transportation assets (the "West Coast assets") with the proceeds used largely to reduce debt and purchase treasury stock. The reduction in assets in 1996 was due primarily to an accrual for the loss on the planned sale of the West Coast assets and the sale of California oil and gas properties with the proceeds used to reduce debt.

(3) Includes preferred stock of $513 million in 1995 and 1994.

(4) For purposes of this ratio, earnings consists of earnings from continuing operations (before discontinued operations, an extraordinary item (the early extinguishment of debt) and the cumulative effect of a change in an accounting principle) before taxes on income and fixed charges. Fixed charges consist of interest on indebtedness and capital lease obligations, amortization of debt discount, debt premium and issuance expense and that portion of operating lease expense which is representative of the interest factor (assumed to be one-third).

                                  UNDERWRITERS

    Under the terms and subject to the conditions contained in an underwriting agreement dated February 12, 1999, the Underwriters named below have severally agreed to purchase, and we and Unocal have agreed to sell to them, severally, the respective principal amount of the debentures set forth opposite their respective names below:

                                                                              PRINCIPAL AMOUNT
                                    NAME                                       OF DEBENTURES
----------------------------------------------------------------------------  ----------------
Morgan Stanley & Co. Incorporated...........................................   $  175,000,000
Goldman, Sachs & Co.........................................................       87,500,000
Credit Suisse First Boston Corporation......................................       21,875,000
J.P. Morgan Securities Inc..................................................       21,875,000
NationsBanc Montgomery Securities LLC.......................................       21,875,000
Salomon Smith Barney Inc....................................................       21,875,000
                                                                              ----------------
  Total.....................................................................   $  350,000,000
                                                                              ----------------
                                                                              ----------------

    The Underwriting Agreement provides that the obligation of the several Underwriters to pay for and accept delivery of the debentures is subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the debentures if any are taken.

    The Underwriters initially propose to offer part of the debentures directly to the public at the public offering price set forth on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of .50% of the principal amount of the debentures. Any Underwriter may allow, and any such dealers may reallow, a concession to certain other dealers not in excess of .25% of the principal amount of the debentures. After the initial offering of the debentures, the offering price and other selling terms may from time to time be varied by the Underwriters.

    We and Unocal have agreed to indemnify the several Underwriters against, or contribute to payments that the Underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

    The debentures are new issues of securities with no established trading market. We do not intend to apply for listing of any of the debentures on a national securities exchange, but have been advised by the Underwriters that they intend to make a market in the debentures, as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to do so and may discontinue their market making at any time without notice. Accordingly, no assurance can be given as to the liquidity of the trading markets for the debentures.

    In order to facilitate the offering of the debentures, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the debentures. Specifically, the Underwriters may overallot in connection with the offering, creating a short position in the debentures for their own account. In addition, to stabilize the price of the debentures, the Underwriters may bid for, and purchase, debentures in the open market. Finally, the Underwriters may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the debentures in the offering, if the Underwriters repurchase previously distributed debentures in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price for the debentures above independent market levels. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

    Settlement for the debentures will be made in immediately available funds and all secondary trading in the debentures will settle in immediately available funds.

    From time to time, the Underwriters or their affiliates engage in transactions with and perform services for us and Unocal and our affiliates in the ordinary course of business. Affiliates of J.P. Morgan Securities Inc. and NationsBanc Montgomery Securities LLC are lenders under our $1,000,000,000 Credit and Guarantee Agreement, dated as of October 10, 1997, and referred to under "Description of the Debt Securities -- Mandatory Prepayment" in the accompanying prospectus, and may receive a portion of the net proceeds of the offering.

                                     [LOGO]

                                 $1,438,800,000

                        UNION OIL COMPANY OF CALIFORNIA

            DEBT SECURITIES AND WARRANTS TO PURCHASE DEBT SECURITIES
     WITH PAYMENT OF PRINCIPAL, INTEREST AND PREMIUM, IF ANY, GUARANTEED BY
                               UNOCAL CORPORATION

                            ------------------------

                               UNOCAL CORPORATION

             COMMON STOCK, PREFERRED STOCK AND WARRANTS TO PURCHASE
                        COMMON STOCK AND PREFERRED STOCK

                            ------------------------

    UNION OIL COMPANY OF CALIFORNIA (THE "COMPANY") INTENDS TO OFFER FROM TIME TO TIME IN ONE OR MORE SERIES DEBT SECURITIES CONSISTING OF UNSECURED DEBENTURES, NOTES OR OTHER EVIDENCES OF INDEBTEDNESS (THE "DEBT SECURITIES"). AT THE OPTION OF THE COMPANY, THE DEBT SECURITIES MAY BE OFFERED AS SENIOR DEBT SECURITIES ("SENIOR DEBT SECURITIES") AND AS SUBORDINATED DEBT SECURITIES ("SUBORDINATED DEBT SECURITIES"). UNOCAL CORPORATION ("UNOCAL"), THE PARENT COMPANY OF THE COMPANY, WILL GUARANTEE THE PAYMENT OF PRINCIPAL, INTEREST AND PREMIUM, IF ANY, ON THE DEBT SECURITIES. THE COMPANY AND UNOCAL MAY ALSO OFFER FROM TIME TO TIME WARRANTS TO PURCHASE GUARANTEED DEBT SECURITIES ("DEBT WARRANTS"), WHICH MAY BE ISSUED INDEPENDENTLY OR TOGETHER WITH GUARANTEED DEBT SECURITIES. UNOCAL MAY OFFER FROM TIME TO TIME COMMON STOCK ("UNOCAL COMMON STOCK"), PREFERRED STOCK ("UNOCAL PREFERRED STOCK") AND WARRANTS TO PURCHASE UNOCAL COMMON OR PREFERRED STOCK ("EQUITY WARRANTS"), WHICH MAY BE ISSUED INDEPENDENTLY OR TOGETHER WITH UNOCAL COMMON STOCK OR UNOCAL PREFERRED STOCK. SUCH UNOCAL COMMON STOCK AND UNOCAL PREFERRED STOCK MAY ALSO BE ISSUED UPON CONVERSION OR EXCHANGE OF DEBT SECURITIES AND SUCH UNOCAL COMMON STOCK MAY BE ISSUED UPON CONVERSION OF UNOCAL PREFERRED STOCK. THE DEBT SECURITIES, DEBT WARRANTS, UNOCAL COMMON STOCK, UNOCAL PREFERRED STOCK AND EQUITY WARRANTS ARE REFERRED TO COLLECTIVELY AS THE "SECURITIES." NO MORE THAN AN AGGREGATE OF $1,438,800,000 PUBLIC OFFERING PRICE OF SECURITIES, INCLUDING THE EXERCISE PRICE OF DEBT WARRANTS AND EQUITY WARRANTS, MAY BE SOLD PURSUANT TO THIS PROSPECTUS, SUBJECT TO POSSIBLE REDUCTION AS A RESULT OF THE SALE OF OTHER SECURITIES REGISTERED UNDER THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS FORMS A PART. THE SECURITIES MAY BE SOLD FOR UNITED STATES DOLLARS, FOREIGN CURRENCY OR CURRENCY UNITS.

    CERTAIN SPECIFIC TERMS OF THE PARTICULAR SECURITIES IN RESPECT OF WHICH THIS PROSPECTUS IS BEING DELIVERED WILL BE SET FORTH IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT, INCLUDING, WHERE APPLICABLE, (I) IN THE CASE OF DEBT SECURITIES, THE TITLE, AGGREGATE PRINCIPAL AMOUNT, AUTHORIZED DENOMINATIONS, MATURITY, INTEREST RATE (WHICH MAY BE FIXED OR VARIABLE) AND TIME OF PAYMENT OF INTEREST, TERMS FOR REDEMPTION, TERMS FOR SINKING FUND PAYMENTS, TERMS FOR CONVERSION OR EXCHANGE INTO OTHER SECURITIES, CURRENCY OR CURRENCIES OF DENOMINATION AND PAYMENT (IF OTHER THAN U.S. DOLLARS), LISTING ON A SECURITIES EXCHANGE AND ANY OTHER TERMS IN CONNECTION WITH THE OFFERING AND SALE OF THE DEBT SECURITIES IN RESPECT OF WHICH THIS PROSPECTUS IS DELIVERED, AS WELL AS THE INITIAL PUBLIC OFFERING PRICE; (II) IN THE CASE OF UNOCAL PREFERRED STOCK, THE SPECIFIC TITLE, NUMBER OF SHARES, DIVIDEND (INCLUDING THE METHOD OF CALCULATION), SENIORITY, LIQUIDATION, REDEMPTION, VOTING AND OTHER RIGHTS, TERMS FOR ANY CONVERSION OR EXCHANGE INTO OTHER SECURITIES, LISTING ON A SECURITIES EXCHANGE, INITIAL PUBLIC OFFERING PRICE AND ANY OTHER TERMS; (III) IN THE CASE OF UNOCAL COMMON STOCK, THE NUMBER OF SHARES AND THE TERMS OF THE OFFERING THEREOF; AND (IV) IN THE CASE OF DEBT WARRANTS AND EQUITY WARRANTS, THE DESIGNATION AND NUMBER, EXERCISE PRICE, ANY LISTING OF THE DEBT WARRANTS, EQUITY WARRANTS OR THE UNDERLYING SECURITIES ON A SECURITIES EXCHANGE AND ANY OTHER TERMS IN CONNECTION WITH THE OFFERING, SALE AND EXERCISE OF THE DEBT WARRANTS AND EQUITY WARRANTS. DEBT SECURITIES OF A SERIES MAY BE ISSUED IN REGISTERED FORM, IN A FORM REGISTERED AS TO PRINCIPAL ONLY, OR IN BEARER FORM (WITH OR WITHOUT COUPONS ATTACHED), OR ANY COMBINATION OF SUCH FORMS. IN ADDITION, ALL OR A PORTION OF THE DEBT SECURITIES MAY BE ISSUED IN TEMPORARY OR DEFINITIVE GLOBAL FORM. DEBT SECURITIES IN BEARER FORM ARE OFFERED ONLY OUTSIDE THE UNITED STATES TO NON-UNITED STATES PERSONS AND TO OFFICES LOCATED OUTSIDE THE UNITED STATES OF CERTAIN UNITED STATES FINANCIAL INSTITUTIONS AND OTHER EXEMPT PERSONS. SEE "LIMITATIONS ON THE ISSUANCE OF BEARER SECURITIES."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           --------------------------

    THE SECURITIES WILL BE SOLD DIRECTLY, THROUGH AGENTS DESIGNATED FROM TIME TO TIME OR THROUGH UNDERWRITERS OR DEALERS, WHICH MAY BE A GROUP OF UNDERWRITERS. THE SECURITIES MAY ALSO BE EXCHANGED FOR OUTSTANDING SECURITIES OF THE COMPANY OR UNOCAL OR BOTH AND RESOLD BY THE HOLDER PURSUANT TO THIS PROSPECTUS IN THE OVER-THE-COUNTER MARKET, THROUGH NEGOTIATED TRANSACTIONS OR OTHERWISE, AT MARKET PRICES PREVAILING AT THE TIME OF SALE OR AT PRICES OTHERWISE NEGOTIATED. THE TERMS OF ANY SUCH EXCHANGE AND THE METHOD OF RESALE BY THE HOLDER WILL BE SET FORTH IN A PROSPECTUS SUPPLEMENT. IF ANY AGENTS OF THE COMPANY OR UNOCAL OR ANY DEALERS OR UNDERWRITERS ARE INVOLVED IN THE SALE OF THE SECURITIES, THE NAMES OF SUCH AGENTS, UNDERWRITERS OR DEALERS AND ANY APPLICABLE COMMISSIONS OR DISCOUNTS WILL BE SET FORTH IN A PROSPECTUS SUPPLEMENT.

       THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES
                 UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

               THE DATE OF THIS PROSPECTUS IS SEPTEMBER 25, 1998.

                             AVAILABLE INFORMATION

    Unocal is currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports (which contain summarized financial information regarding the Company), proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such reports, proxy statements and other information concerning Unocal may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, 17th Floor, New York, New York 10005, the Chicago Stock Exchange, 440 South LaSalle Street, Suite 518, Chicago, Illinois 60605-1070, and the Pacific Stock Exchange, 115 Sansome Street, 3rd Floor, San Francisco, California 94104.

    The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy statements, and other information concerning Unocal, which files electronically with the Commission.

    Unocal and the Company have filed registration statements on Form S-3 with the Commission (together with all amendments and exhibits, the "Registration Statements") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information included in the Registration Statements, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of any document do not purport to be complete and, in each instance, are qualified in all respects by reference to the copy of such document filed as an exhibit to the Registration Statements or otherwise filed with the Commission. Each such statement is subject to and qualified in its entirety by such reference. Reference is made to such Registration Statements and to the exhibits relating thereto for further information with respect to Unocal, the Company and the securities offered hereby.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents have been filed by Unocal with the Commission and are incorporated herein by reference (Commission File No. 1-8483):

1.  Unocal's Annual Report on Form 10-K for the year ended December 31, 1997;

2. Unocal's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1998; and

3. Unocal's Current Reports on Form 8-K dated January 28, 1998, February 13, 1998, February 25, 1998, April 15, 1998, April 28, 1998, June 3, 1998, June
    17, 1998 (as amended by Amendment No. 1 thereto on Form 8-K/A), July 14, 1998, July 28, 1998, August 17, 1998, August 24, 1998, and September 2,
    1998.

    All documents filed by Unocal with the Commission pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this Prospectus.

    Unocal will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to: Stockholder Services Department, Unocal Corporation, 2141 Rosecrans Avenue, Suite 4000, El Segundo, California 90245; telephone number (310) 726-7600.

                                USE OF PROCEEDS

    The proceeds received by the Company from the sale of the Debt Securities and Debt Warrants offered hereby, will be used by the Company and its affiliates for general corporate purposes. The proceeds received by Unocal from the sale of the Unocal Preferred Stock, Unocal Common Stock and Equity Warrants offered hereby will be used for general corporate purposes, which are expected to include contributions or loans to the Company and its affiliates.

                             THE COMPANY AND UNOCAL

    Unocal is a leading global resource and project development company, with major oil and gas exploration and production activities in Asia, the United States Gulf of Mexico and Latin America. Unocal is also the world's leading producer of geothermal energy; and a manufacturer and marketer of nitrogen-based fertilizers, petroleum coke, graphites and specialty minerals. Unocal conducts virtually all of its operations through the Company and the Company's subsidiaries. As of June 30, 1998, the Company had approximately $7.8 billion of assets.

    The Company was incorporated in California in 1890 and in 1983 became a wholly owned operating subsidiary of Unocal. As of June 30, 1998, the net assets of the Company represented approximately 100% of the net assets of Unocal, based on book value. The Company is a California corporation and Unocal is a Delaware corporation, each with its principal executive office at 2141 Rosecrans Avenue, Suite 4000, El Segundo, California 90245, and its telephone number at that address is (310) 726-7600.

                       HISTORICAL CONDENSED CONSOLIDATED
                         SELECTED FINANCIAL INFORMATION

    The following historical condensed consolidated financial information of Unocal and its subsidiaries, including the Company, for the six months ended June 30, 1998 and 1997 and the five years ended December 31, 1997, has been derived from and is qualified in its entirety by the detailed financial statements included in the documents incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

                    SELECTED FINANCIAL INFORMATION OF UNOCAL
                (MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                               SIX MONTHS ENDED
                                                   JUNE 30,                       YEAR ENDED DECEMBER 31,
                                             --------------------  -----------------------------------------------------
                                               1998       1997       1997       1996       1995       1994       1993
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                 (UNAUDITED)
INCOME STATEMENT DATA
  Revenues (1).............................  $   2,604  $   3,110  $   6,064  $   5,328  $   4,389  $   4,272  $   4,730
  Earnings from continuing operations
    (2)....................................        123        344        669        456        249        110        272
      Basic per common share...............       0.51       1.38       2.69       1.54       0.87       0.30       0.98
      Diluted per common share.............       0.50       1.35       2.65       1.53       0.86       0.30       0.98
  Net earnings (3).........................        123        262        581         36        260       (153)       213
      Basic per common share...............       0.51       1.05       2.34      (0.15)      0.91      (0.78)      0.73
      Diluted per common share.............       0.50       1.04       2.31      (0.07)      0.90      (0.78)      0.73

                                                 AT JUNE 30,                          AT DECEMBER 31,
                                             --------------------  -----------------------------------------------------
                                               1998       1997       1997       1996       1995       1994       1993
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                 (UNAUDITED)
BALANCE SHEET DATA
  Total assets (4).........................  $   7,750  $   7,821  $   7,530  $   9,123  $   9,891  $   9,337  $   9,706
  Long-term debt (4).......................      2,480      2,320      2,169      2,940      3,692      3,452      3,455
  Trust Convertible Preferred Securities...        522        522        522        522     --         --         --
  Stockholders' equity (5).................      2,300      2,354      2,314      2,275      2,930      2,815      3,129

------------------------

(1) Excludes revenues from discontinued operations.

(2) Earnings from continuing operations are before: losses from discontinued operations of $44 million ($0.18 basic and $0.17 diluted per common share) in the six months ended June 30, 1997, $50 million ($0.20 basic and $0.19 diluted per common share) in 1997 and $420 million ($1.69 basic and $1.60 diluted per common share) in 1996; gains from discontinued operations of $11 million ($0.04 basic and diluted per common share) in 1995, $14 million ($0.06 basic and diluted per common share) in 1994, and $71 million ($0.29 basic and diluted per common share) in 1993; a loss from the early extinguishment of debt of $38 million ($0.15 basic and diluted per common share) in 1997; and the cumulative effect of changes in accounting principles which consisted of charges of $277 million ($1.14 basic and diluted per common share) in 1994 and $130 million ($0.54 basic and diluted per common share) in 1993.

(3) Per share amounts are after reductions to net earnings for dividends on preferred stock of $18 million in 1996 and $36 million in 1995, 1994, and 1993; and a non-cash charge related to the exchange of preferred stock of $54 million in 1996.

(4) The reduction in assets in 1997 was due principally to the sale of the West Coast refining, marketing and transportation assets (the "West Coast assets") with the proceeds used largely to reduce debt and purchase treasury stock. The reduction in assets in 1996 was due primarily to an accrual for the loss on the planned sale of the West Coast assets and the sale of California oil and gas properties with the proceeds used to reduce debt.

(5) Includes preferred stock of $513 million in 1995, 1994 and 1993.

                        RATIOS OF UNOCAL AND THE COMPANY
                                  (UNAUDITED)

                                                                    SIX MONTHS ENDED
                                                                        JUNE 30,                 YEAR ENDED DECEMBER 31,
                                                                ------------------------  -------------------------------------
                                                                   1998         1997         1997         1996         1995
                                                                   -----        -----        -----        -----        -----
Ratio of Earnings to Fixed Charges (1)
  Unocal......................................................         2.9          4.7          3.7          3.2          2.2
  Company.....................................................         3.3          5.2          4.2          3.3          2.2
Ratio of Earnings to Combined Fixed Charges and Preferred
  Stock Dividends(1)(2)
  Unocal......................................................         2.9          4.7          3.7          2.9          1.9


                                                                   1994         1993
                                                                   -----        -----
Ratio of Earnings to Fixed Charges (1)
  Unocal......................................................         1.7          2.2
  Company.....................................................         1.7          2.2
Ratio of Earnings to Combined Fixed Charges and Preferred
  Stock Dividends(1)(2)
  Unocal......................................................         1.4          1.9

------------------------

(1) For purposes of this ratio, earnings consist of earnings from continuing operations (before discontinued operations, an extraordinary item (the early extinguishment of debt) and the cumulative effect of changes in accounting principles) before taxes on income and fixed charges. Fixed charges consist of interest on indebtedness and capital lease obligations, amortization of debt discount, debt premium and issuance expense and that portion of operating lease rental expense which is representative of the interest factor (assumed to be one-third).

(2) For purposes of this ratio, preferred stock dividends are adjusted to a pre-tax basis.

                       DESCRIPTION OF THE DEBT SECURITIES

    Described below are certain general terms and provisions of the Debt Securities to which a Prospectus Supplement may relate or for which Debt Warrants may be exercisable. The particular terms of the Debt Securities and the extent, if any, to which such general provisions may apply to a particular series of Debt Securities ("Offered Debt Securities") will be described in the Prospectus Supplement relating to such Offered Debt Securities.

    The Senior Debt Securities will be issued under an Indenture dated as of February 3, 1995 (the "Senior Indenture") among the Company, Unocal and Chemical Trust Company of California (which was succeeded by merger effective as of November 15, 1997, by Chase Manhattan Bank and Trust Company, National Association), as trustee (the "Senior Trustee"). The Subordinated Debt Securities will be issued under a proposed indenture (the "Subordinated Indenture") among the Company, Unocal and a trustee to be named in any Prospectus Supplement relating to Subordinated Debt Securities (the "Subordinated Trustee"). The Senior Indenture and the Subordinated Indenture are referred to collectively as the "Indentures" and individually as an "Indenture." The Senior Indenture incorporates, and the Subordinated Indenture will incorporate, the Standard Multiple-Series Indenture Provisions, January 1991, dated as of January 2, 1991 (the "Standard Provisions"), of the Company and Unocal, which is filed as an exhibit to the Registration Statement. Neither of the Indentures will limit the amount of Debt Securities which may be issued thereunder (Section 2.01). Each of the Indentures will provide that Debt Securities of any series may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Company.

    The following summaries of certain provisions of the Debt Securities and the Indentures do not purport to be complete and are subject to, and qualified in their entirety by reference to, all provisions of the Indentures, including the definitions of certain terms used therein. Wherever particular sections of the Indentures or terms that are defined in the Indentures are referred to herein or in an accompanying Prospectus Supplement, it is intended that such sections or terms will be incorporated by reference as a part of the statements made herein or therein, and the statements are qualified in their entirety by such reference. Unless otherwise indicated, references in this Prospectus or in an accompanying Prospectus Supplement to particular sections of the Indentures are to the Standard Provisions. Unless otherwise indicated, when used in this Prospectus the term "principal" will mean principal of, and any premium on, the Debt Securities.

GENERAL

    The Debt Securities will be direct, unsecured obligations of the Company and will be fully and unconditionally guaranteed as to payment by Unocal. The Senior Debt Securities and the related Guarantees will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company and Unocal, respectively, and will have a right of payment prior to any Subordinated Debt Securities, in the case of Senior Debt Securities, and prior to the Guarantees of Subordinated Debt Securities, in the case of the Guarantees of the Senior Debt Securities. The indebtedness represented by the Subordinated Debt Securities and the Guarantees of the Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of the Senior Debt of the Company and Unocal, respectively, as described below under "Subordination." The Debt Securities may be issued in one or more series with the same or various maturities at or above par or with an original issue discount. Offered Debt Securities bearing no interest or interest at a rate which at the time of issuance is below market rates ("Original Issue Discount Securities") will be sold at a discount (which may be substantial) below their stated principal amount. In the event of redemption or acceleration of the maturity of an Original Issue Discount Security, the amount payable to the holder of such Security upon such redemption or acceleration will be determined in accordance with the terms of the Security, but will be an amount less than the amount payable at the Stated Maturity of such Security.

    Reference is made to the Prospectus Supplement relating to the Offered Debt Securities for the following terms thereof:

         (1) the title of the Offered Debt Securities;

         (2) any limit upon the aggregate principal amount of the Offered Debt Securities;

         (3) the percentage of their principal amount for which the Offered Debt Securities will be issued;

         (4) the date or dates on which the principal of the Offered Debt Securities will be payable;

         (5) the rate or rates (which may be fixed or variable) at which the Offered Debt Securities will bear interest, if any, or the method by which such rate or rates will be determined;

         (6) the date or dates from which any such interest will accrue or the method by which such date or dates will be determined;

         (7) the dates on which payment of any such interest will be payable and the record dates for such interest payment dates;

         (8) the place or places where the principal of and any interest on the Offered Debt Securities (and Coupons, if any) will be payable and the offices or agencies of the Company maintained for such purposes and each office or agency where the Offered Debt Securities may be presented for registration of transfer or exchange;

         (9) the period or periods within which, the price or prices at which, and the terms and conditions upon which, the Offered Debt Securities may be redeemed in whole or in part, at the option of the Company;

        (10) the obligation of the Company, if any, to redeem, repay or purchase, the Offered Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder of an Offered Debt Security and the period or periods within which, the price or prices at which, and the terms and conditions upon which, the Offered Debt Securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

        (11) any additional restrictive covenants included for the benefit of holders of the Offered Debt Securities;

        (12) any additional Events of Default with respect to the Offered Debt Securities;

        (13) the principal amount of the Offered Debt Securities that are Original Issue Discount Securities payable upon declaration of acceleration of the maturity of the Offered Debt Securities;

        (14) the currency or currency unit for which the Offered Debt Securities may be purchased, the currency or currency unit in which the payment of principal and interest on such Offered Debt Securities will be payable, the right of the Company or the holder to elect a currency different from that in which the Offered Debt Securities are denominated for payments of principal and interest, and the Exchange Rate Agent, if any;

        (15) any index used to determine the amount of payments of principal of and interest on the Offered Debt Securities;

        (16) whether the Offered Debt Securities will be issued in registered form, in a form registered only as to principal, or in bearer form, or any combination thereof;

        (17) whether and on what terms the Offered Debt Securities will be convertible or exchangeable into shares of Unocal Preferred Stock or Unocal Common Stock;

        (18) whether any of the Offered Debt Securities will be issuable initially as a temporary Global Security (as defined in "Form, Exchange, Registration and Transfer") and whether any of the Offered Debt Securities are to be issuable as a permanent Global Security, or any combination thereof and, if so, the Depositary (as defined in "Global Securities") or Depositaries therefor;

        (19) if a temporary Global Security is to be issued with respect to such series, the requirements for certification of ownership by non-United States persons that will apply prior to (a) the issuance of a definitive Bearer Security (as defined in "Form, Exchange, Registration and Transfer") or (b) the payment of interest on an Interest Payment Date that occurs before the issuance of a definitive Bearer Security;

        (20) the circumstances under which Offered Debt Securities may be exchanged for Debt Securities issued in a different form;

        (21) any paying agents, transfer agents, registrars or other agents with respect to the Offered Debt Securities;

        (22) whether and under what circumstances the Company will pay additional amounts to any holder of Offered Debt Securities who is not a United States person (as defined under "Limitations on the Issuance of Bearer Securities") in respect of any tax, assessment or governmental charge required to be withheld or deducted and, if so, whether the Company will have the option to redeem rather than pay any additional amounts;

        (23) whether any of the provisions described in "Certain Covenants of Unocal," "Events of Default," "Subordination," "Conversion and Exchange," "Form, Exchange, Registration and Transfer," and "Defeasance" will not apply to the Offered Debt Securities;

        (24) any other terms of the Offered Debt Securities not inconsistent with the applicable Indenture; and

        (25) a discussion of certain Federal income tax considerations, if required.

INTEREST AND FOREIGN CURRENCY

    Principal and interest will be payable, and the Offered Debt Securities will be transferable, in the manner described in the Prospectus Supplement relating to such Offered Debt Securities.

    If any of the Offered Debt Securities are sold for any foreign currency or currency unit or if principal of or any interest on any of the Offered Debt Securities is payable in any foreign currency or currency unit, the restrictions, elections, tax consequences, specific terms and other information with respect to such Offered Debt Securities and such foreign currency or currency unit will be specified in a Prospectus Supplement.

GUARANTEES

    Under the terms of the Indentures and subject to the provisions thereof, Unocal will fully and unconditionally guarantee to the holders from time to time of the Debt Securities: (i) the full and prompt payment of the principal of any Debt Securities and Coupons, if any, when and as the same become payable, whether at the Stated Maturity thereof, by acceleration, call for redemption or otherwise, and (ii) the full and prompt payment of any interest on any Debt Securities and Coupons, if any, when and as the same becomes payable. The Guarantees will remain in effect until the entire principal of and interest on the Debt Securities has been paid in full or otherwise discharged in accordance with the provisions of the Indentures (Section 5.01). In the event of a default in the payment of principal of any Debt Security when and as the same becomes payable, whether at the Stated Maturity thereof, by acceleration, call for redemption or otherwise, or in the event of a default in any sinking fund payment, or in the event of a default in the payment of any interest on any Debt Security when and as the same becomes payable, the Trustee has the right to proceed directly against Unocal without first proceeding against the Company or exhausting any other remedies which the Trustee may have (Section 5.02). Any right of payment of the holders of Senior Debt Securities under the related Guarantees will be prior to the right of payment of the holders of Subordinated Debt Securities under the related Guarantees.

CERTAIN COVENANTS OF UNOCAL

    LIMITATIONS ON LIENS. The Senior Indenture provides that neither Unocal nor any Restricted Subsidiary will issue, assume or guarantee any indebtedness for money borrowed ("Debt") that is secured by a Mortgage upon (i) any domestic oil or gas property of Unocal or a Restricted Subsidiary, (ii) any principal domestic refining or manufacturing plant of Unocal or a Restricted Subsidiary, or (iii) shares of stock or indebtedness of any Restricted Subsidiary, unless the Senior Debt Securities will be secured equally and ratably with or prior to such Debt. This covenant will not apply to (a) Mortgages on property or securities of a corporation when it becomes a Restricted Subsidiary, (b) purchase money Mortgages, (c) Mortgages existing at the time of acquisition of property pursuant to a merger, consolidation or purchase of substantially all the assets of the Seller, (d) any Mortgage securing Debt owing by a Restricted Subsidiary to Unocal or to another Restricted Subsidiary, (e) Mortgages on particular property incurred in connection with the exploration, drilling, development, repair, alteration or improvement of such property, (f) Mortgages on current assets or other personal property to secure Debt maturing in not more than one year, or extensions, renewals or replacements of Mortgages referred to in (a) through (e). Notwithstanding the foregoing, Unocal or one or more Restricted Subsidiaries may issue, assume or guarantee Debt secured by a Mortgage which would otherwise be subject to the foregoing restrictions if the aggregate amount of such Debt, together with the aggregate principal amount of all other such Debt of Unocal and its Restricted Subsidiaries then outstanding, does not at such time exceed 20% of the Consolidated Net Assets of Unocal (Senior Indenture Section 5.04).

    The following types of transactions, among others, will not be deemed to create Debt secured by a Mortgage: (a) the sale or transfer of oil, oil shale, gas or other minerals in place for a period of time until, or in an amount such that, the transferee will realize therefrom a specified amount of money (however determined) or a specified amount of such minerals or the sale or transfer of any other interest in property of the character commonly referred to as a "production payment" and (b) the placing of any Mortgage in favor of domestic or foreign governmental bodies or agencies to secure payment, or the performance of any other obligations, pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing or refinancing all or a part of the purchase price or the cost of construction of the property subject to such Mortgage (Senior Indenture
Section 5.04).

    The term "Mortgage" is defined as any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance (Senior Indenture Section 1.01).

    The term "oil or gas property" is defined as any interest owned by Unocal or a Restricted Subsidiary in land which in the opinion of Unocal's Board of Directors is capable of producing crude oil, natural gas or other hydrocarbons in paying quantities and any interest in such substances produced or to be produced (or the proceeds thereof) from said lands, but not including exploration or production facilities or other improvements on said lands (Senior Indenture Section 5.04).

    The term "Consolidated Net Assets" is defined as the total amount of assets (less applicable reserves and other properly deductible items) of Unocal and its consolidated Subsidiaries after deducting therefrom all liabilities and liability items except Long-Term Debt, stockholders' equity and deferred income taxes, which under generally accepted accounting principles would be included on such consolidated balance sheet (Senior Indenture Section 1.01).

    The term "Restricted Subsidiary" is defined as the Company and any other "Subsidiary" (i) substantially all of the assets and operations of which are located within any one or more of the States of the United States and (ii) which has assets in excess of 2% of the total consolidated assets of Unocal and its consolidated Subsidiaries.

    The term "Subsidiary" is defined as any corporation, association, or other business entity of which Unocal, either directly or indirectly, has either (i) the voting power to elect a majority of the directors of such corporation or
(ii) other ownership interest representing more than 50% ownership of such entity (Senior Indenture Section 1.01).

    LIMITATIONS ON SALE AND LEASEBACK. Unocal will not, nor will it permit any Restricted Subsidiary to, enter into any sale and leaseback arrangement (where the lease runs for a term of more than five years) involving any domestic real property, unless (i) Unocal or such Restricted Subsidiary is not restricted by the above provisions from incurring Debt secured by a Mortgage on such property or (ii) Unocal will apply within 90 days an amount equal to the greater of (a) the fair value (as determined by the Board of Directors of Unocal) of such property or (b) the proceeds of the sale of such property, to the retirement (other than any mandatory retirement) of Long-Term Debt of Unocal or a Restricted Subsidiary (other than Debt owned by Unocal or a Restricted Subsidiary and Debt subordinated to the Senior Debt Securities) (Senior Indenture Section 5.05). The foregoing limitations will not apply to any sale and leaseback between Unocal and any of its Restricted Subsidiaries or between any of its Restricted Subsidiaries.

    RESTRICTIONS ON MERGER AND SALE OF ASSETS. Neither the Company nor Unocal may consolidate with or merge into any other corporation, or transfer its properties as an entirety or substantially as an entirety to any person, unless
(i) the person (if other than the Company or Unocal) formed by or resulting from any such consolidation or merger or which has received the transfer of such property and assets will be a corporation organized under the laws of the United States or any state or territory thereof or the District of Columbia and will assume payment of the principal of, and interest on, the Debt Securities and the performance and observance of the Indentures and (ii) immediately after the consolidation, merger, sale or conveyance, the surviving corporation or the corporation to which the sale or conveyance was made will not be in default under either Indenture (Section 12.01).

EVENTS OF DEFAULT

    The Senior Indenture defines, and the Subordinated Indenture will define, an Event of Default with respect to any series of Debt Securities as being any one of the following events: (i) default in the payment of any interest on any Debt Security of that series when due, continued for 30 days after written notice has been given by the Trustee to the Company or Unocal or by a holder to the Company and the Trustee, (ii) default in the payment of the principal of a Debt Security of that series when due, (iii) default in the deposit of any sinking fund payment when and as due by the terms of a Debt Security of such series, continued for 30 days after written notice has been given by the Trustee to the Company or Unocal or by a holder to the Company and the Trustee, (iv) default in any material respect in the performance in any other of the Company's or Unocal's material covenants in the applicable Indenture (other than a covenant included in such Indenture solely for the benefit of another series of Debt Securities), continued for 90 days after written notice has been given by the Trustee to the Company or Unocal or by holders of at least 25% in principal amount of the Outstanding Debt Securities of such series to the Company and the Trustee, (v) a default resulting in acceleration of any other indebtedness for borrowed money, in an aggregate principal amount exceeding $50,000,000, of the Company or Unocal under the terms of the instrument or instruments under which such indebtedness is issued or secured, unless such acceleration is annulled, or such indebtedness is discharged, or there is deposited in trust a sum of money sufficient to discharge such indebtedness, within 20 days after written notice has been given by the Trustee to the Company and Unocal or by holders of at least 25% in principal amount of the Outstanding Debt Securities of such series to the Company, Unocal and the Trustee, and (vi) certain events of bankruptcy, insolvency or reorganization (Section 7.01).

    No holder of any Debt Security of a series will have any right to institute any proceeding with respect to the applicable Indenture or for any remedy thereunder, unless such holder previously has given to the Trustee written notice of an Event of Default with respect to such series and unless the holders of at least 25% in aggregate principal amount of the Debt Securities of that series at the time outstanding have made written request upon the Trustee, and have offered reasonable security or indemnity, to institute such proceeding as trustee under such Indenture, and the Trustee for 60 days shall have failed to institute such proceeding. However, the right of any holder of any Debt Security to institute suit for enforcement of any payment of principal of and interest on such Debt Security on or after the due date expressed in such Debt Security may not be impaired or affected without such holder's consent (Section 7.04).

    The holders of a majority in principal amount of Debt Securities of any series at the time outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to Debt Securities of that series, provided that such holders have offered reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by the Trustee in compliance with any such direction and subject to certain other restrictions (Sections 7.06 and 8.02(d)).

    Unocal and the Company will be required to furnish to the Trustee within 120 days after the end of each fiscal year a statement as to their respective compliance with all conditions and covenants under the Indentures (Sections 4.06 and 5.07).

MANDATORY PREPAYMENT

    The provisions of each of (i) the $1,000,000,000 Credit and Guarantee Agreement, dated as of October 10, 1997, among the Company and Unocal Canada Limited, as borrowers, Unocal, as guarantor, and a syndicate of banks, and (ii) the $250,000,000 Credit and Guarantee Agreement, dated as of December 15, 1993, as amended, among Unocal Thailand, Ltd.--Thailand Branch, as borrower, the Company and Unocal, as guarantors, and a syndicate of banks, provide for the termination of the loan commitments thereunder and require the prepayment of all outstanding loans and all other amounts owing thereunder in the event (a) any person or group becomes the beneficial owner of more than 30% of the then outstanding voting stock of Unocal, otherwise than in a transaction having the approval of the Board of Directors of Unocal, at least a majority of which are continuing directors, or (b) continuing directors shall cease to constitute at least a majority of the Board of Directors of Unocal. The Company or Unocal may include similar or different mandatory prepayment provisions in other borrowing instruments including, without limitation, Debt Securities issued in the future. There can be no assurance that the Company will have the funds available to prepay such amounts if required to do so under any of these mandatory prepayment provisions.

SUBORDINATION

    The indebtedness represented by the Subordinated Debt Securities and the Guarantees of Subordinated Debt Securities will be subordinate and junior in right of payment to the prior payment in full of all Senior Debt of the Company or Unocal, as the case may be, whether outstanding on the date of the Subordinated Indenture or thereafter incurred. "Senior Debt" is defined as (i) all indebtedness of the Company or Unocal, as the case may be, for borrowed money, (ii) all indebtedness for borrowed money of others guaranteed by the Company or Unocal and (iii) any obligation of the Company or Unocal under any interest rate or currency swap agreement, in each case whether outstanding on the date of the Indenture or incurred thereafter that is not by its terms subordinate and junior in right of payment to any other indebtedness of the Company or Unocal, as the case may be, and, in the case of the Company, includes all indebtedness at any time evidenced by Senior Debt Securities (Subordinated Indenture Section 16.09).

    In the event (i) of any liquidation, dissolution or other winding up of the Company or Unocal, or of any receivership, insolvency, bankruptcy, readjustment, reorganization or other similar proceedings relative to the Company or Unocal or their respective property, all principal of and any interest due on all Senior Debt will be paid in full, or provided for, before any principal, sinking fund, if any, or interest payment is made on the Subordinated Debt Securities, in the case of the Company, or the Guarantees of Subordinated Debt Securities, in the case of Unocal, or (ii) that the Subordinated Debt Securities are declared due and payable because of the occurrence of an Event of Default (under circumstances such that the preceding clause (i) will not be applicable), the holders of the Subordinated Debt Securities will be entitled to payment only after all principal of and any interest due on the Senior Debt has been paid or has been provided for (Subordinated Indenture Section 16.01).

    By reason of such subordination, creditors of the Company who are holders of Senior Debt Securities may recover more, ratably, than holders of Subordinated Debt Securities.

CONVERSION AND EXCHANGE

    The terms, if any, on which Offered Debt Securities are convertible into or exchangeable for Unocal Preferred Stock or Unocal Common Stock will be set forth in the Prospectus Supplement relating thereto. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder or at the option of the Company.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

    The Debt Securities may be issued in fully registered form without coupons, in a form registered as to principal only with or without bearer coupons ("Registered Securities") or in bearer form with or without coupons ("Bearer Securities") or any combination thereof. Debt Securities may also be issued in whole or in part, in the form of one or more temporary or permanent global securities (each a "Global Security"). Unless otherwise specified in the applicable Prospectus Supplement relating to the Offered Debt Securities, the Debt Securities will be only Registered Securities. The Debt Securities denominated in United States Dollars will be issued, unless otherwise set forth in the applicable Prospectus Supplement relating to the Offered Debt Securities, in denominations of $1,000 for Registered Securities and in denominations of $5,000 for Bearer Securities, and in any integral multiple of such denominations (Section 2.02). See, however, "Limitations on the Issuance of Bearer Securities" below. One or more Global Securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Global Security or Securities. The

Prospectus Supplement relating to a series of Debt Securities denominated in a foreign or composite currency will specify the denomination thereof.

    Registered Securities of any series (other than a Global Security, except as set forth below) will be exchangeable for other Registered Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. In addition, if Debt Securities of any series are issuable as both Registered Securities and Bearer Securities, at the written request of the holder, and subject to the terms of the applicable Indenture, Bearer Securities (with all unmatured coupons, except as provided below, and all mature coupons in default) of such series will be exchangeable into Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. No Bearer Securities will be delivered in the United States. Bearer Securities with coupons appertaining thereto surrendered in exchange for Registered Securities between a Regular Record Date, or, in certain circumstances a Special Record Date, and the relevant date for payment of interest must be surrendered without the coupon relating to such date for payment of interest and such interest will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the holder of such coupon when due in accordance with the terms of the applicable Indenture. Unless otherwise stated in a Prospectus Supplement, Registered Securities will not be exchangeable into Bearer Securities. If a holder elects to receive a definitive Bearer Security, rather than hold an interest in a permanent global Bearer Security, then, at the option of the Company, such holder must pay to the Company a service charge and a proportionate share of the cost of printing such definitive Bearer Security (Section 2.05).

    Debt Securities may be presented for exchange as provided above, and Registered Securities (other than a Global Security) may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Debt Securities and specified in the applicable Prospectus Supplement, upon payment of any required service charges and taxes and other governmental charges. The holders of the Debt Securities will be required to pay all service charges for the exchange or transfer of any Debt Security, except the Company shall pay for such service charges (i) for the transfer from a temporary global Debt Security to any other form of Debt Security, (ii) if the Debt Securities are listed on a stock exchange that requires the issuer to pay such charges as a condition to listing or (iii) if the applicable Prospectus Supplement otherwise specifies. Such transfer or exchange will be effected once the Security Registrar or such transfer agent, as the case may be, is satisfied with the document of title and identity of the person making the request. Bearer Securities will be transferable by delivery.

    The Company has appointed the Senior Trustee under the Senior Indenture, and will appoint the Subordinated Trustee under the Subordinated Indenture, as Security Registrar (Section 2.05). At the date of this Prospectus, the Corporate Trust Office of the Senior Trustee is located at 101 California Street, Suite 2725, San Francisco, California 94111. If the identity or address of the Senior Trustee changes, the corrected information will appear in the applicable Prospectus Supplement, as appropriate. The identity and address of the Subordinated Trustee will appear in the applicable Prospectus Supplement. If the applicable Prospectus Supplement specifies any transfer agents in addition to the Security Registrar with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if Debt Securities of a series are issuable only as Registered Securities, the Company will be required to maintain a transfer agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Securities, the Company will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment for such series located outside the United States. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 4.02).

    In the event of any redemption in part, the Company shall not be required to: (i) issue, register the transfer or exchange of Debt Securities of any series during a period beginning at the opening of 15 Business Days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on (a) the day of mailing of the relevant notice of redemption, if Debt Securities of the series are issuable only as Registered Securities, (b) the day of the first publication of the relevant notice of redemption, if Debt Securities of the series are issuable only as Bearer Securities, or (c) the day of mailing of the relevant notice of redemption, if Debt Securities of the series are issuable as Registered Securities and Bearer Securities and there is no publication; (ii) register the transfer or exchange of any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; or
(iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor which is simultaneously surrendered for redemption (Section 2.05).

PAYMENT AND PAYING AGENTS

    Payment of principal of, and any interest on, Registered Securities, unless otherwise specified in the applicable Prospectus Supplement, will be made at the office of the Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the Security Register (Section 2.11). Payment of any installment of interest on Registered Securities will be made to the person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest (Section 2.09), except as otherwise specified in the applicable Prospectus Supplement.

    Payment of principal of, and any interest on, Bearer Securities will be payable in United States dollars, unless a different currency is designated in the applicable Prospectus Supplement, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States as the Company may designate from time to time. Payment of interest on Bearer Securities with coupons appertaining thereto on any Interest Payment Date will be made only against surrender of the coupon relating to such Interest Payment Date, unless otherwise indicated in the applicable Prospectus Supplement (Sections 2.11 and 4.02). No payment with respect to any Bearer Security will be made at the Corporate Trust Office of the Trustee or any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to an account maintained in the United States. Notwithstanding the foregoing, payments of principal of, and any interest on, Bearer Securities denominated and payable in United States Dollars will be made at the office of the Company's Paying Agent in New York City, if (but only if) payment of the full amount thereof in United States Dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions (Section 4.02).

    The Company has designated the New York City Corporate Trust Office of the Senior Trustee, and will designate the New York City Corporate Trust Office of the Subordinated Trustee, as the sole Paying Agent for payments with respect to Offered Debt Securities that are issuable as Registered Securities, and as the Paying Agent in New York City for payments with respect to Offered Debt Securities (subject to the limitations described above in the case of Bearer Securities) that are issuable solely as Bearer Securities or as both Registered Securities and Bearer Securities. Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by the Company for the Offered Debt Securities will be named in the applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts. However, the Company will be required to maintain a Paying Agent in each Place of Payment for Debt Securities of each series that is issuable solely as Registered Securities, and the Company will be required to maintain for each series of Bearer Securities a Paying Agent
(i) in New York City for payments with respect to any Registered Securities of the series (and for payments with respect to Bearer Securities of the series in the circumstances described above, but not otherwise), (ii) in a place of payment located outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment; and (iii) each place outside the United States required by any stock exchange on which Debt Securities of such series are listed (Section 4.02).

    All monies paid by the Company to a Paying Agent for the payment of principal of, and any interest on, any Debt Securities that remain unclaimed at the end of two years after such principal or interest has become due and payable will be repaid to the Company and the holder of such Debt Security or any coupon appertaining thereto will thereafter look only to the Company or Unocal for payment thereof (Section 13.05).

GLOBAL SECURITIES

    The Offered Debt Securities may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the applicable Prospectus Supplement. Global Securities may be issued in either registered or bearer form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for Debt Securities in definitive form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor (Sections 2.03 and 2.05).

    The specific terms of the depositary arrangement with respect to any Offered Debt Securities will be described in the applicable Prospectus Supplement. The Company anticipates that the following provisions will apply to all depositary arrangements.

    Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary ("Participants"). The accounts to be credited shall be designated by the underwriters of such Debt Securities, by certain agents of the Company or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security or by Participants or by persons that hold through Participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such ownership limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

    So long as the Depositary for a Global Security, or its nominee, is the owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture governing such Debt Securities. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture governing such Debt Securities.

    Subject to the restrictions discussed under "Limitations on the Issuance of Bearer Securities" below, principal and interest payments on Debt Securities registered in the name of or held by a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner or the holder of the Global Security representing such Debt Securities. None of the Company, Unocal, the Trustee for such Debt Securities, any paying agent or the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    The Company expects that the Depositary for Debt Securities of a series, upon receipt of any payment of principal or interest in respect of a definitive Global Security, will immediately credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. The Company also expects that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

    If a Depositary for Debt Securities of a series is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Company within 90 days, the Company and Unocal will issue Debt Securities of such series in definitive form in exchange for the Global Security or Securities representing the Debt Securities of such series. In addition, the Company may at any time and in its sole discretion determine not to have any Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for the Global Security or Securities representing such Debt Securities. Further, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, under certain circumstances and on terms acceptable to the Company and the Depositary for such Global Security, receive Debt Securities of such series in definitive form. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name (if the Debt Securities of such series are issuable as Registered Securities). Unless otherwise specified by the Company, Debt Securities of such series so issued in definitive form will be issued (a) as Registered Securities in denominations of $1,000 and integral multiples thereof, if the Debt Securities of such series are issuable as Registered Securities, (b) as Bearer Securities in the denominations of $5,000, if the Debt Securities of such series are issuable as Bearer Securities, or (c) as either Registered or Bearer Securities in such denominations, if the Debt Securities of such series are issuable in either form (Section 2.05). See, however, "Limitations on the Issuance of Bearer Securities" below for a description of certain restrictions on the issuance of a Bearer Security in definitive form in exchange for an interest in a Global Security.

MEETINGS, MODIFICATION AND WAIVER

    MODIFICATION OF INDENTURES. The Senior Indenture provides, and the Subordinated Indenture will provide, that the Company, Unocal and the Trustee thereunder may, without the consent of any holders of Debt Securities, enter into supplemental indentures for the purposes, among other things, of adding to the Company's or Unocal's covenants, adding additional Events of Default, establishing the form or terms of Debt Securities or curing ambiguities or inconsistencies in such Indenture or making other provisions; provided such action shall not adversely affect the interests of the holders of any series of Debt Securities in any material respect (Section 11.01). In addition, modifications and amendments of each Indenture may be made by the Company and Unocal and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the Debt Securities then outstanding of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each Debt Security then outstanding that is affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on any Debt Security, (b) reduce the principal amount of or interest on any Debt Security, (c) change any obligation to pay additional amounts, (d) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof, (e) change the Place of Payment or the currency or currency unit in which any Debt Security or interest thereon is payable, (f) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security, (g) reduce the percentage in principal amount of Debt Securities then outstanding of any series, the consent of whose holders is required for modification or amendment of the applicable Indenture or for any waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (h) change any obligation of the Company to maintain an office or agency in the places and for the purposes required by an Indenture, (i) if the Debt Securities are convertible into any other security of the Company or Unocal, make any change that would materially adversely affect the right to convert such Debt Securities, or (j) modify any of the above provisions. If the Debt Securities of any series are issuable upon the exercise of Debt Warrants, then each holder of a Debt Warrant with respect to such series shall be treated as a holder of such Debt Securities in the amount issuable upon exercise of such Debt Warrant for purposes of voting under Section 11.02 of the Indenture (Sections 9.04 and 11.02).

    WAIVER OF DEFAULT. The holders of a majority in aggregate principal amount of the Debt Securities then outstanding of each series may, on behalf of the holders of all the Debt Securities of that series, waive, insofar as that series is concerned, compliance by Unocal with certain restrictive provisions of the applicable Indenture (Section 5.11). The holders of a majority in aggregate principal amount of the Debt Securities then outstanding of each series may, on behalf of all holders of Debt Securities of that series and any coupons appertaining thereto, waive any past default under the Indenture with respect to Debt Securities of that series, except a default (a) in the payment of principal of or any interest on any Debt Security of such series and (b) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the holder of each Debt Security then outstanding of such series affected (Section 7.06).

    CALCULATING OUTSTANDING PRINCIPAL. The Senior Indenture provides, and the Subordinated Indenture will provide, that in determining whether the holders of the requisite principal amount of the Debt Securities that are outstanding have given any request, demand, authorization, direction, notice, consent or waiver thereunder or are present at a meeting of holders of Debt Securities for quorum purposes, (i) the principal amount of an Original Issue Discount Security that will be deemed to be outstanding will be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof, and (ii) the principal amount of a Debt Security denominated in a foreign currency or currency unit will be deemed to be that amount of United States dollars that could be obtained for such principal amount on the basis of the spot rate of exchange for such foreign currency or currency unit as determined by the Company or an Exchange Rate Agent up to ten days before the date of the action by the holders (Section 9.04).

    MEETINGS AND VOTING. The Senior Indenture contains, and the Subordinated Indenture will contain, a provision for convening meetings of the holders of Debt Securities of a series, including Debt Securities issuable as Bearer Securities (Section 10.01). A meeting may be called at any time by the Trustee, and upon request, by the Company, Unocal or the holders of at least 25% in principal amount of the Debt Securities then outstanding of such series, in any such case upon notice given in accordance with "Notices" below (Sections 10.02 and 10.03). Except as described above under "Modifications of Indentures" and "Waiver of Default," a resolution presented at a meeting or reconvened meeting at which a quorum of the holders of Debt Securities then outstanding of the applicable series is present may be adopted by the affirmative vote of the lesser of (i) the holders of a majority in principal amount of the Debt Securities then outstanding of such series, or (ii) the holders of 66-2/3% in principal amount of the Debt Securities then outstanding of such series represented and voting at the meeting; provided, however, that if any consent, waiver, or other action which the applicable Indenture expressly provides may be made, given or taken by the holders of a specified percentage, which is less than a majority of the principal amount of the Debt Securities then outstanding of a series, such action may be adopted at a meeting or reconvened meeting at which a quorum is present by the affirmative vote of the lesser of (a) the holders of such specified percentage in principal amount of the Debt Securities then outstanding of that series or (b) a majority in principal amount of Debt Securities then outstanding of such series represented and voting at the meeting. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all holders of Debt Securities of that series and the related coupons whether or not present or represented at the meeting.

    The quorum at a meeting of the holders of a series of Debt Securities will be persons holding or representing a majority in principal amount of the Debt Securities then outstanding of a series, unless otherwise specified in a Prospectus Supplement (Section 10.08).

    The record date for purposes of determining the identity of holders entitled to vote regarding, or consent to, actions by the Trustee and certain waivers will be the later of (i) thirty (30) days prior to the first solicitation of such consent or (ii) the date of the most recent list of holders of securities furnished to the Trustee prior to such solicitation.

NOTICES

    Except as otherwise provided in the applicable Indenture, notices to holders of Bearer Securities will be given by publication at least once in a newspaper published on a Business Day in New York City and London and in such other city or cities as may be required with respect to such Bearer Securities and will be mailed to such persons whose names and addresses were previously filed with the Trustee under the applicable Indenture, within the time prescribed for the giving of such notice. Notices to holders of Registered Securities will be given by mail to the address of such holders as they appear in the Security Register (Section 1.04).

TITLE

    Title to any Bearer Securities (including Bearer Securities in permanent global bearer form) and any coupons appertaining thereto will pass by delivery. The Company, Unocal, the appropriate Trustee and any agent of the Company or such Trustee may treat the bearer of any Bearer Securities, the bearer of any coupon and the registered owner of any Registered Security as the absolute owner thereof (whether or not such Debt Security or coupon is overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all the other purposes (Section 2.07).

DEFEASANCE

    Unless otherwise indicated in the applicable Prospectus Supplement, the obligations of the Company and Unocal with respect to the payment of the principal of and interest on the Offered Debt Securities and their respective obligations under Sections 5.01, 5.02, 5.03, 5.04, 5.05, 5.08, 5.09, 5.11, 12.01
and 12.02 of the Indenture will be terminated if: (i) the Company irrevocably deposits or causes to be deposited with the appropriate Trustee, under the terms of an escrow trust agreement in form and substance satisfactory to the appropriate Trustee, as trust funds pledged as security for, and dedicated solely to, the benefit of the holders of the Offered Debt Securities, (a) money or (b) in the case of Offered Debt Securities and coupons denominated in United States Dollars, U.S. Government Obligations (as defined in Section 13.04), and in the case of Debt Securities and coupons denominated in a foreign currency, Foreign Government Securities (as defined in Section 13.04), which through the payment of interest thereon and principal thereof in accordance with their terms will provide money or (c) a combination of (a) and (b), in each case in an amount sufficient to pay in the currency or currency unit in which the Offered Debt Securities are payable all the principal of and interest on the Offered Debt Securities on the dates such payments are due in accordance with the terms of the Offered Debt Securities; and (ii) the Company furnishes to the appropriate Trustee a ruling by the Internal Revenue Service, in form and substance satisfactory to such Trustee, or an Opinion of Counsel, in form and substance satisfactory to the appropriate Trustee, to the effect, in either case, that the holders of such Offered Debt Securities (a) will not recognize income, gain or loss for Federal income tax purposes as a result of the Company's exercise of the defeasance provisions of the Indenture and (b) will be subject to Federal income tax in the same amount, in the same manner and at the same time as would have been the case if the Company had not exercised its defeasance rights under the Indenture (Section 13.03).

THE TRUSTEES

    A Trustee may resign or be removed with respect to one or more series of Debt Securities and a successor Trustee may be appointed by the Company to act with respect to such series (Section 8.10). In the event that two or more Persons are acting as Trustee with respect to different series of Debt Securities under one of the Indentures, each such Trustee will be deemed to be a Trustee of a trust under the applicable Indenture, separate and apart from the trust administered by any other such Trustee, and any action described herein to be taken by the "Trustee" may then be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee (Section 8.11).

    The Senior Trustee is Chase Manhattan Bank and Trust Company, National Association. The identity of the Subordinated Trustee has yet to be determined. The Chase Manhattan Bank, an affiliate of the Senior Trustee, is a lending bank under the $1,000,000,000 Credit and Guarantee Agreement, referred to above under "Mandatory Prepayment." ChaseMellon Shareholder Services, L.L.C., an affiliate of the Senior Trustee, is the transfer agent and registrar for the Unocal Common Stock and The Chase Manhattan Bank is the successor Rights Agent under the Rights Agreement, dated as of January 29, 1990, referred to below under "Description of the Common Stock--Rights to Purchase Series A Preferred Stock." ChaseMellon Shareholder Services, L.L.C. is also the administrator of the Unocal Dividend Reinvestment and Common Stock Purchase Plan. Unocal and the Company may in the future maintain other banking relationships with the Senior Trustee and The Chase Manhattan Bank in the ordinary course of business and may do the same with the Subordinated Trustee.

GOVERNING LAW

    The Indentures, the Debt Securities, the Guarantees, and the coupons will be governed by, and construed in accordance with, the laws of the State of New York (Section 15.05).

                       DESCRIPTION OF THE PREFERRED STOCK

    The following description of Unocal Preferred Stock sets forth certain general terms and provisions of the series of Unocal Preferred Stock to which any Prospectus Supplement may relate. The specific terms of an offered series of Unocal Preferred Stock will be described in the Prospectus Supplement relating to such series. If so indicated in the Prospectus Supplement relating thereto, the terms of any such series of Unocal Preferred Stock may differ from the terms set forth below. The description of Unocal Preferred Stock set forth below and the description of the terms of an offered series of Unocal Preferred Stock set forth in the Prospectus Supplement relating thereto do not purport to be complete and are qualified in their entirety by reference to Unocal's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and the Certificate of Designations relating to such offered series of Unocal Preferred Stock, which will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the sale of such offered series.

    Under Unocal's Certificate of Incorporation, Unocal's Board of Directors is authorized, without further stockholder action, to provide for the issuance of up to 100,000,000 shares of preferred stock, $0.10 par value per share, in one or more series, with or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as the Board of Directors shall determine. As of the date of this Prospectus, Unocal has no outstanding shares of Preferred Stock. Unocal has reserved for issuance and designated 3,000,000 shares of preferred stock as Series A Junior Participating Cumulative Preferred Stock in connection with the Rights Plan described below under "Description of the Common Stock--Rights to Purchase Series A Preferred Stock."

GENERAL

    The applicable Prospectus Supplement will set forth the following specific terms regarding the series of Unocal Preferred Stock offered thereby: (i) the designation, number of shares and liquidation preference per share; (ii) the initial public offering price; (iii) the dividend rate or rates, if any, or the method of determining the dividend rate or rates; (iv) the index, if any, upon which the amount of dividends is to be determined; (v) the dates on which dividends will accrue and be payable and the designated record dates for determining the holders entitled to such dividends; (vi) any redemption or sinking fund provisions; (vii) any conversion or exchange provisions; (viii) any provisions for the issuance of global securities; (ix) the currency (which may be composite currency) in which liquidation preferences, redemption prices and dividends shall be payable, if other than United States dollars; (x) voting rights, if different from those described under "--Voting Rights"; and (xi) any additional terms, preferences or rights.

    The shares of Unocal Preferred Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights.

    The transfer agent, registrar, dividend disbursing agent, redemption agent and, if applicable, conversion agent for the offered series of Unocal Preferred Stock will be specified in the applicable Prospectus Supplement relating thereto.

DIVIDENDS

    The holders of the Unocal Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of Unocal, out of funds legally available therefor, cumulative or non-cumulative cash or other dividends at such rate or rates and on such dates as will be set forth in the applicable Prospectus Supplement. Such rates may be fixed or variable or both. If variable, the formula used for determining the dividend rate for each dividend period will be set forth in the Prospectus Supplement. Dividends will be payable to the holders of record as they appear on the stock register of Unocal on such record dates, not more than sixty (60) days nor less than ten
(10) days preceding the payment dates thereof, as will be fixed by the Board of Directors of Unocal. If the Board of Directors of Unocal fails to declare a dividend payable on a dividend payment date on any series of Unocal Preferred Stock for which dividends are noncumulative ("Noncumulative Preferred Stock"), then the holders of such series of Noncumulative Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and Unocal will have no obligation to pay a dividend for such period, whether or not dividends on such series are declared payable on any future dividend payment dates. Dividends payable on any series of Unocal Preferred Stock for any period less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

REDEMPTION

    The offered series of Unocal Preferred Stock may be redeemable at the option of Unocal and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon the terms, on the date or dates and at the redemption price or prices set forth in the applicable Prospectus Supplement. If fewer than all shares of the offered series of Unocal Preferred Stock are to be redeemed, the shares to be redeemed will be selected by Unocal pro rata or by lot, by any other method determined by the Board of Directors to be equitable, or by any method set forth in the applicable Prospectus Supplement.

    If any dividends on shares of the offered series of Unocal Preferred Stock are in arrears, no shares of Unocal Common Stock or shares of capital stock ranking junior to or on parity with the offered series of Unocal Preferred Stock may be redeemed and no shares of such offered series of Unocal Preferred Stock may be redeemed unless all outstanding shares of such series are simultaneously redeemed, and Unocal may not purchase or otherwise acquire any shares of such series; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of such series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of such series.

    Notice of redemption will be given by mailing the same to each record holder of the shares to be redeemed to the respective addresses of such holders as the same shall appear on Unocal's stock register. Each such notice will state: (i) the redemption date; (ii) the number of shares and series of Unocal Preferred Stock to be redeemed; (iii) the redemption price and the manner in which such redemption price is to be paid and delivered; (iv) the place or places where certificates for such shares of Unocal Preferred Stock are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If fewer than all shares of any series of Unocal Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder will also specify the number of shares to be redeemed from such holder.

    If notice of redemption has been given, from and after the redemption date for the shares of the series of Unocal Preferred Stock called for redemption (unless default shall be made by Unocal in providing money for the payment of the redemption price of the shares so called for redemption), dividends on the shares of Unocal Preferred Stock so called for redemption will cease to accrue, any right to convert the shares of Unocal Preferred Stock will terminate, such shares will no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of Unocal (except the right to receive the redemption price, without interest) will cease. Upon surrender in accordance with such notice of the certificates representing any shares so redeemed (properly endorsed or assigned for transfer, if the notice shall so state), the redemption price set forth above will be paid out of funds provided by Unocal. If fewer than all of the shares represented by any such certificate are redeemed, a new certificate will be issued representing the unredeemed shares without cost to the holder thereof.

LIQUIDATION PREFERENCE

    The applicable Prospectus Supplement will set forth the specific liquidation preference of the offered series of Unocal Preferred Stock.

    Unocal conducts substantially all of its operations through the Company. The right of Unocal, and hence the right of creditors and stockholders of Unocal, to participate in any distribution of assets of any subsidiary (including the Company) upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of Unocal itself as a creditor of the subsidiary may be recognized.

CONVERSION AND EXCHANGE

    The terms, if any, on which shares of any offered series of Unocal Preferred Stock are convertible into or exchangeable for Unocal Common Stock will be set forth in the Prospectus Supplement relating thereto. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at the option of Unocal.

VOTING RIGHTS

    Except as indicated below or in the Prospectus Supplement relating to a particular offered series of Unocal Preferred Stock, or except as expressly required by applicable law, the holders of Unocal Preferred Stock will not be entitled to vote.

    On matters on which holders of such offered series and holders of any other series of Unocal Preferred Stock are entitled to vote as a single class, each full share of any series of Unocal Preferred Stock shall be entitled to one vote. Therefore, the voting power of such series will depend on the number of shares in such series, not the liquidation preference or initial offering price of the shares of such series of the Unocal Preferred Stock.

    If the equivalent of six quarterly dividends (whether or not consecutive) payable on any offered series of Unocal Preferred Stock or any other series of Unocal Preferred Stock are in default, the number of directors of Unocal will be increased by two and the holders of all outstanding shares of Unocal Preferred Stock and all other outstanding shares of preferred stock having similar voting rights, voting as a single class without regard to series and with no cumulative voting, to the exclusion of the holders of Unocal Common Stock, will be entitled to elect those two additional directors, who shall serve until all dividends in default have been paid or declared and set apart for payment.

                        DESCRIPTION OF THE COMMON STOCK

    Unocal's Board of Directors is authorized to issue a maximum of 750,000,000 shares of Unocal Common Stock, $1.00 par value per share, under Unocal's Certificate of Incorporation. As of June 30, 1998, 241,353,546 shares of Unocal Common Stock were outstanding, 10,622,778 shares were held by Unocal as treasury shares and 37,640,428 shares were reserved for issuance upon the conversion of the 6 1/4% Trust Convertible Preferred Securities of Unocal Capital Trust and in connection with Unocal's employee benefit plans, its Directors' Restricted Stock Plan and its Dividend Reinvestment and Common Stock Purchase Plan.

    The following summary of the rights of the Unocal Common Stock does not purport to be complete and is subject in all respects to the applicable provisions of the Delaware General Corporation Law and the Certificate of Incorporation.

    DIVIDEND RIGHTS: Subject to the prior rights, if any, of the holders of Unocal Preferred Stock, holders of Unocal Common Stock are entitled to receive such dividends as are declared by Unocal's Board of Directors out of funds legally available therefor.

    VOTING RIGHTS: Subject to the rights, if any, of the holders of Unocal Preferred Stock, all voting rights are vested in the holders of shares of Unocal Common Stock, each share being entitled to one vote on all matters presented for a vote (except for those matters for which a separate class vote is required under Delaware law). The holders of one-third of the shares entitled to vote constitute a quorum at any meeting of stockholders.

    LIQUIDATION RIGHTS: Subject to the rights, if any, of the holders of Unocal Preferred Stock, in the event of liquidation of Unocal, holders of Unocal Common Stock will share pro rata in all assets distributable to stockholders in respect of shares held by them.

    PREEMPTIVE RIGHTS: Holders of Unocal Common Stock are not entitled to any preemptive rights to subscribe for any additional securities that may be issued.

    NON-CUMULATIVE VOTING: Holders of shares of Unocal Common Stock have non-cumulative voting rights, which means that holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors standing for election if they choose to do so, and, in such event, the holders of the remaining less than 50% of the shares voting for the election of directors will not be able to elect any person or persons to the Board of Directors of Unocal. Unocal's Board of Directors is divided into three classes, and directors are normally elected for three-year terms. One of the classes is presented for election at each annual meeting, so that the entire Board of Directors is never presented for election in any one year.

    ChaseMellon Shareholder Services, L.L.C., Los Angeles, California, is the transfer agent and registrar for the Unocal Common Stock. The Unocal Common Stock may also be presented for transfer at the office of ChaseMellon Shareholder Services, L.L.C., New York, New York.

RIGHTS TO PURCHASE SERIES A PREFERRED STOCK

    In January 1990, the Board of Directors of Unocal adopted a stockholder rights plan (the "Rights Plan") and declared a dividend of one right (a "Right"; collectively, the "Rights") for, and to be attached to, each outstanding share of Common Stock. The resolutions creating the Rights Plan provide that as long as the Rights are attached to shares of Common Stock, as provided in the "Rights Agreement" referred to below, one additional Right will be issued and delivered with each share of Common Stock that becomes outstanding after February 12, 1990. Each Right entitles the holder thereof to purchase one one-hundredth of a share of preferred stock designated as the Series A Junior Participating Cumulative Preferred Stock ("Series A Preferred Stock"). The Rights will expire on January 29, 2000, unless redeemed earlier, and will not be exercisable or transferable separately from the shares of Common Stock until the close of business on the Distribution Date, which will occur on the earlier of (i) the tenth day following a public announcement that a person or group of affiliated or associated persons (a "15% Stockholder") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Common Stock or (ii) the date of the commencement or the announcement of an intention to make a tender or exchange offer that would cause any person or group to become a 15% Stockholder.

    Pursuant to the Rights Plan, 3,000,000 shares of Series A Preferred Stock have been designated and reserved for issuance upon exercise of the Rights. An additional number of shares of Series A Preferred Stock equal to one one-hundredth of the number of shares of Unocal Common Stock will be reserved for issuance in connection with an issuance of Preferred Stock or Unocal Common Stock, whether issued directly, upon exercise of Equity Warrants or upon conversion of Preferred Stock or Debt Securities.

    A description of the Rights and the Series A Preferred Stock is set forth in the Rights Agreement, dated January 29, 1990, between Unocal and The Chase Manhattan Bank (successor to Chemical Trust Company of California), as Rights Agent, which is included as exhibit to the Registration Statement of which this Prospectus is a part.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS OF UNOCAL

    The Certificate of Incorporation and Bylaws of Unocal contain certain provisions which may have the effect of rendering a change of control of Unocal more difficult. The Certificate of Incorporation provides that the Board of Directors is divided into three classes, with the directors serving three-year staggered terms. Special meetings of Unocal's stockholders generally may be called only by the Board of Directors, and any action required or permitted to be taken by the stockholders must be taken at an annual or special meeting and may not be effected by written consent. The vote of 75% of the outstanding stock of Unocal entitled to vote is required for the stockholders to adopt, amend or repeal bylaws. Such a 75% vote is also required for approval of a merger or consolidation of Unocal with, and certain other transactions with, another corporation which, with its affiliates, owns beneficially more than 10% of the total voting power of all outstanding shares of Unocal voting stock (a "Related Corporation"), unless such a transaction was approved by 75% of the directors of Unocal prior to the Related Corporation becoming such. The Certificate of Incorporation also require such a 75% vote to repeal or amend any of the foregoing provisions.

    The Bylaws of Unocal generally require 90 days' advance notice of, and specified information with respect to, nominations by stockholders of persons for election as directors and other business to be brought before a meeting by a stockholder.

    As set forth above under "Description of the Preferred Stock," the Board of Directors has the authority, without further stockholder action, to provide for the issuance of Unocal Preferred Stock and to fix the terms thereof. Provisions which could render a change of control of Unocal more difficult, such as extraordinary voting, dividend, redemption or conversion rights, could be included in such Unocal Preferred Stock.

                          DESCRIPTION OF THE WARRANTS

    The following description sets forth certain general terms and provisions of the Debt Warrants and Equity Warrants to which a Prospectus Supplement may relate. The particular terms of any Debt Warrants and Equity Warrants offered will be described in the Prospectus Supplement relating to such Debt Warrants or Equity Warrants. The following summaries of certain provisions of the Debt Warrants and Equity Warrants and of one or more separate Warrant Agreements (each a "Warrant Agreement") between the Company and Unocal and one or more banking institutions or trust companies, as Warrant Agent (each a "Warrant Agent"), do not purport to be complete and are subject to and qualified in their entirety by reference to all provisions of the applicable Warrant Agreement. Forms of Warrant Agreements are filed as exhibits to the Registration Statement. Each Warrant Agreement will be governed by, and construed in accordance with, the laws of the State of New York.

GENERAL

    Debt Warrants and Equity Warrants, evidenced by Warrant Certificates (the "Warrant Certificates"), may be issued under a Warrant Agreement independently or together with any Debt Securities, Unocal Preferred Stock or Unocal Common Stock and may be transferable with or separate from such Securities. If Debt Warrants to purchase Debt Securities are offered, the applicable Prospectus Supplement will describe the terms of the Debt Warrants, including the following: (i) the offering price, if any, including the currency, or currency unit in which such price will be payable; (ii) the designation, aggregate principal amount and terms of the Offered Debt Securities with which the Debt Warrants are issued and the number of Debt Warrants issued with each such Offered Debt Security; (iii) if applicable, the date on or after which the Debt Warrants and the related Offered Debt Securities will be separately transferable; (iv) the designation, aggregate principal amount and terms of Debt Securities purchasable upon exercise of one Debt Warrant and the price or prices at which, and the currency, or currency unit in which such principal amount of Debt Securities may be purchased upon exercise; (v) the date on which the right to exercise the Debt Warrants commences and the date on which such right expires; (vi) any United States Federal income tax consequences; (vii) whether the Debt Warrants represented by the Warrant Certificates will be issued in registered or bearer form or both; and (viii) any other material terms of the Debt Warrants. If Equity Warrants are offered, the applicable Prospectus Supplement will describe the terms of the Equity Warrants, including the following: (i) the offering price, if any, including the currency or currency unit in which such price will be payable; (ii) the designation of any series of Unocal Preferred Stock purchasable upon exercise of the Equity Warrants; (iii) the number of shares of Unocal Preferred Stock or Unocal Common Stock purchasable upon exercise of one Equity Warrant, and the price or prices at which, and the currency, or currency unit in which such shares may be purchased upon exercise; (iv) the date on which the right to exercise the Equity Warrants commences and the date on which such right expires; (v) any United States Federal income tax consequences; (vi) whether the Equity Warrants represented by the Warrant Certificate will be issued in registered or bearer form or both;
(vii) whether the Equity Warrants or the underlying Unocal Preferred Stock or Unocal Common Stock will be listed on any national securities exchange; and
(viii) any other material terms of the Equity Warrants. In addition, if any Debt Warrants or Equity Warrants are sold for any foreign currency or currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue will be specified in the applicable Prospectus Supplement.

    Warrant Certificates, if any, may be exchanged for new Warrant Certificates of different denominations and may (if in registered form) be presented for registration of transfer at the corporate trust office of the Warrant Agent, which will be listed in the applicable Prospectus Supplement, or at such other office as may be set forth therein. Warrantholders do not have any of the rights of holders of Debt Securities (except to the extent that the consent of Warrantholders may be required for certain modifications of the terms of the Indenture under which the series of Offered Debt Securities issuable upon exercise of the Warrants are to be issued) or Unocal Preferred or Common stockholders and are not entitled to payments

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of principal and interest, if any, on Debt Securities or to dividends or other distributions made with respect to Unocal Preferred Stock or Unocal Common
Stock.

EXERCISE OF WARRANTS

    Warrants may be exercised by surrendering the Warrant Certificate, if any, at the corporate trust office or other designated office of the Warrant Agent, with (i) the form of election to purchase on the reverse side of the Warrant Certificate, if any, properly completed and executed, and (ii) payment in full of the exercise price, as set forth in the applicable Prospectus Supplement. Upon exercise of Warrants, the Warrant Agent will, as soon as practicable, deliver the Debt Securities, Unocal Preferred Stock or Unocal Common Stock issuable upon the exercise of the Warrants in authorized denominations in accordance with the instructions of the exercising Warrantholder and at the sole cost and risk of such holder. If less than all of the Warrants evidenced by the Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amount of unexercised Warrants, if sufficient time exists prior to the expiration date.

                LIMITATIONS ON THE ISSUANCE OF BEARER SECURITIES

    In compliance with United States Federal tax laws and regulations, Bearer Securities may not, in general, be offered or sold during the Restricted Period (as defined below) to a person within the United States or to, or for the account or benefit of, a United States person. However, offers or sales can be made to (i) the United States office of international organizations (as defined in Section 7701(a)(18) of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations thereunder), (ii) the United States office of foreign central banks (as defined in Section 895 of the Code and the regulations thereunder) and (iii) foreign branches of United States financial institutions which are purchasing for their own account or for resale, and which have agreed to comply with the reporting requirements of Section 165(j)(3)(A), (B) or (C) of the Code and the regulations thereunder. In addition, sales can be made to a United States person acquiring a Bearer Security through a financial institution described in clause (iii) of the preceding sentence if certain certification requirements and other conditions are satisfied. Definitive Bearer Securities will not be delivered within the United States, or in any event unless the beneficial owner of the Securities has complied with the certification requirements to be described in the relevant Prospectus Supplement.

    Each underwriter, dealer and agent (or other "distributor" within the meaning of the regulations under Section 163 of the Code) participating in the distribution of any Bearer Securities will agree that (i) it will not offer, sell or deliver Bearer Debt Securities within the United States or to, or for the account or benefit of, United States persons (other than qualifying financial institutions) (a) until 40 days after the closing date or (b) at any time if the obligation is held as part of an unsold allotment or subscription (the "Restricted Period"), and (ii) it has in effect procedures reasonably designed to ensure that its employees and agents who are directly engaged in selling the Bearer Securities are aware of the restrictions described in clause
(i) of this sentence. Bearer Securities will bear a legend on their face and on any interest coupons that may be detached therefrom or, if the obligation is evidenced by a book entry, a legend will appear in the book of record in which the book entry is made substantially to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code." The Code Sections referred to in such legend provide that a United States person who holds a Bearer Security will not be allowed to deduct any loss realized on the sale, exchange or redemption of such Bearer Security and any gain (which might otherwise be characterized as capital gain) recognized on such sale, exchange or redemption will be treated as ordinary income. If the Company or Unocal issue Warrants in bearer form, they will specify in the applicable Prospectus Supplement what, if any, restrictions or certification requirements will be applicable to the issuance and delivery of such bearer Warrants.

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    As used herein, "United States person" means an individual who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States Federal income taxation regardless of its source, a trust if a court within the United States is able to exercise primary supervision of the administration of the trust and one or more United States persons have the authority to control all decisions of the trust or certain electing trusts that were existing on August 19, 1996 and treated as domestic trusts on such date and "United States" means the United States of America (including the States and the District of Columbia) and its possessions, which include, as of the date hereof, Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island, and Northern Mariana Islands.

                              PLAN OF DISTRIBUTION

    The Company and Unocal may offer and sell the Securities in any of three ways: (i) directly to investors; (ii) to investors through agents; or (iii) through underwriters or dealers. The Company may also exchange Securities for outstanding indebtedness of the Company or Unocal, or both. The applicable Prospectus Supplement with respect to the Securities will set forth the terms of the offering of the Securities, including the name or names of any underwriters, the purchase price of the Securities and the proceeds to the Company or Unocal, as the case may be, from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Securities may be listed.

    If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by one or more underwriters. Unless otherwise set forth in the applicable Prospectus Supplement, the obligations of the underwriters to purchase the Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    Except for Unocal Common Stock, each issue of Securities sold will be a new issue of securities with no established trading market. Any underwriters or agents with respect to an issue of Securities may make a market in such Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of any Securities in the secondary market.

    If the Securities are issued in exchange for outstanding securities of the Company or Unocal, the applicable Prospectus Supplement will set forth the terms of the exchange, the identity of and the terms of sale of the Securities by the selling security holders.

    Securities may be sold directly by the Company or Unocal or through agents designated by the Company or Unocal from time to time. Any agent involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company or Unocal to such agent will be set forth, in the applicable Prospectus Supplement. Unless otherwise indicated in the applicable Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

    If so indicated in the applicable Prospectus Supplement, the Company or Unocal will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the Securities from the Company at the public offering price set forth in the applicable Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the applicable Prospectus Supplement and the applicable Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

    Agents, selling security holders and underwriters may be entitled under agreements entered into with the Company and Unocal to indemnification by the Company and Unocal against certain civil liabilities, including certain liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents, selling security holders or underwriters may be required to make in respect thereof. Agents, selling security holders and underwriters may be customers of, engage in transactions with, or perform services for the Company or Unocal in the ordinary course of business.

                                    EXPERTS

    The consolidated financial statements and financial statement schedule of Unocal and its subsidiaries as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, included in Unocal's Annual Report on Form 10-K for the year ended December 31, 1997, and incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, which report is incorporated by reference herein, and on the authority of that firm as experts in accounting and auditing. Such report includes an explanatory paragraph with respect to a change in the method of accounting for the impairment of long-lived assets and long-lived assets disposed of in 1995.

                                 LEGAL MATTERS

    Legal matters in connection with the issuance and sale of the Securities offered hereby will be passed upon for the Company and Unocal by Dennis P. R. Codon, Esq., Vice President, Chief Legal Officer and General Counsel of the Company and Unocal, and for any underwriters, selling security holders or agents by Gibson, Dunn & Crutcher LLP, San Francisco, California. As of August 31, 1998, Mr. Codon owned beneficially 23,245 shares of Unocal Common Stock, which included 10,470 restricted shares that vest in 1999 through 2003. He also held options to purchase 57,088 shares of Unocal Common Stock at prices ranging from $26.375 to $38.8125, with expiration dates ranging from 2003 to 2008. In addition, Mr. Codon held 15,800 performance share units awarded to him in 1995 through 1998.

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                                  UNOCAL LOGO